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                          OVB PRIME OBLIGATIONS PORTFOLIO
                         OVB CAPITAL APPRECIATION PORTFOLIO
                           OVB EMERGING GROWTH PORTFOLIO
                        OVB GOVERNMENT SECURITIES PORTFOLIO
                   OVB WEST VIRGINIA TAX-EXEMPT INCOME PORTFOLIO
                            OVB EQUITY INCOME PORTFOLIO

                          SCHEDULE DATED NOVEMBER 23, 1998
                            TO ADMINISTRATION AGREEMENT
                               DATED JANUARY 28, 1993
                        AS AMENDED AND RESTATED MAY 17, 1994
                                      BETWEEN
                                   THE ARBOR FUND
                                        AND
                        SEI FINANCIAL MANAGEMENT CORPORATION


Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the OVB Prime Obligations Portfolio, OVB Capital Appreciation Portfolio, OVB Emerging Growth Portfolio, OVB Government Securities Portfolio, OVB West Virginia Tax-Exempt Income Portfolio and OVB Equity Income Portfolio (the "OVB Portfolios") at an annual rate of: (i) .20% of the average daily net assets of OVB Portfolios' assets up to $500 million; (ii) .18% of the average daily net assets of OVB Portfolios' assets from $500 million to $750 million; (iii) .16% of the average daily net assets of OVB Portfolios' assets from $750 million to $1 billion; and (iv) .15% of the average daily net assets of OVB Portfolios' assets above $1 billion, which is calculated daily and paid monthly. There is a minimum annual administration fee of $75,000 per each OVB Portfolio.

Term: Pursuant to Article 9, the term of this Agreement shall commence on November 23, 1998 and shall remain in effect for 5 years ("Renewal Term"). This Agreement shall continue in effect for successive periods of 2 years after the Renewal Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.